Exhibit 10.39
                          SOFTWARE LICENSE AGREEMENT

AVID TECHNOLOGY, INC. ("AVID") OR ITS AUTHORIZED DISTRIBUTOR OR RESELLER AS THE CASE MAY BE (AVID OR SUCH DISTRIBUTOR OR RESELLER IS SOMETIMES HEREINAFTER REFERRED TO AS "LICENSOR") IS WILLING TO LICENSE THIS SOFTWARE TO YOU, THE LICENSEE, ONLY UPON THE CONDITION THAT YOU ACCEPT THE TERMS CONTAINED IN THIS LICENSE. BY CLICKING ON THE "ACCEPT" BUTTON, YOU ARE CONSENTING TO BE BOUND BY ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THESE TERMS, THEN LICENSOR IS UNWILLING TO LICENSE THE SOFTWARE TO YOU, IN WHICH EVENT YOU SHOULD CLICK THE "DO NOT ACCEPT" BUTTON AND THE INSTALLATION WILL NOT PROCEED. IF YOU DO NOT ACCEPT YOU MAY RETURN THE SOFTWARE WITHIN SEVEN DAYS OF THE DATE OF PURCHASE TO THE PLACE YOU OBTAINED IT FOR A FULL REFUND.

1.  DEFINITIONS (as used in this Agreement):
(a) "SOFTWARE" means all software, in object code only, provided by Licensor to you hereunder, together with all firmware, technology contained in circuit boards, and all Avid-authorized updates, replacements or modifications provided to you.

(b) "HARDWARE" means any computer and/or other equipment which is sold by Licensor to you in conjunction with the Software. The Hardware may contain refurbished parts.

(c) "DOCUMENTATION" means the user guides, reference manuals, installation materials and other written materials relating to the System which Licensor provides to you

(d) "SYSTEM" means a system furnished by Licensor and comprised of Hardware and/or Software and related Documentation.

2.  LIMITED USE LICENSE
(a) Subject to the terms and conditions contained in this Agreement, Licensor grants, and you accept, a non-exclusive, non-transferable (except as provided below) license and right (i) to use the Software only on and in connection with the Hardware at your site, and (ii) to use the Documentation, in each case for your internal purposes only. You may not use the Software separate from the Hardware, or any replacement Hardware, and you may not make copies of the Software or Documentation, except that you may make one copy of the Software solely for back-up purposes. Additionally, you may not distribute copies of the Software or the Documentation to others nor may you modify or translate the Software or Documentation. You may not transfer the Software or this license, except in compliance with Avid's license transfer procedures, which among other things require the transferee prior to such transfer to agree in writing to be bound by your obligations hereunder. Notwithstanding the foregoing, you may rent the System to a third party for a temporary, defined period provided: (i) you may not rent the Software separate from the Hardware; (ii) you remain responsible for all of your obligations hereunder; (iii) you ensure that each such third party complies with all obligations hereunder; (iv) you notify Avid on request of the location of the System; and (v) you indemnify, defend and hold Licensor (if not Avid) and Avid harmless from and against any claims or liabilities that may arise from your rental of the System.

(b) You will take all reasonable steps to safeguard the Software and the Documentation and to ensure that no unauthorized persons have access to the Software or the Documentation, and that no persons authorized to have such access shall take any action which would be prohibited by this Agreement if taken by you. You will not attempt to reverse engineer or reverse compile the Software, in whole or in part, except that if the country in which you are located requires Licensor to allow you to reverse engineer the Software you may do so only for the specific purposes for which Licensor is required by law to allow you to reverse engineer. You will include and will not alter or remove any copyright, patent, trade secret, proprietary and/or other legal notices contained on or in the System, including the Software or the Documentation. The existence of any such notices on or in the System shall not be construed as an admission that publication has occurred.

(c) The Software may have "authorization keys" which shall be provided to you. An authorization key is a unique series of data elements which enables you to use the Software. Such keys are confidential and non-transferable and must be destroyed by you upon termination of the license.

(d) If you are renting the System from the licensee who purchased the System from Licensor, you shall be bound by all the terms and conditions of this Agreement to the same extent as the such licensee; provided, however, that Licensor makes no warranties to you under Section 6 below, and you shall not be entitled to any Software maintenance and support, if any, provided by Avid under
Section 7 below.

3.  TITLE
This license is not a sale of the Software or any copy. Avid retains title and ownership of the Software and the documentation, including patents, copyrights, trademarks, trade secrets and other proprietary rights applicable thereto, and all copies, regardless of the form or media on or in which the original or any copy may exist. Except as stated herein, this Agreement does not grant you any rights to patents, copyrights, trade secrets, trademarks or any other rights in respect of Software, Hardware and Documentation.

4.  CONFIDENTIALITY
You acknowledge that the System contains proprietary and confidential property of Avid and/or Avid's licensors (collectively, "Confidential Information"). You will not disclose, provide or otherwise make available any such Confidential Information to any person other than your employees and/or consultants who need to have access thereto to carry out their duties and who are bound by appropriate confidentiality or nondisclosure agreements.

5.  GOVERNMENT END USERS
U.S. GOVERNMENT RESTRICTED RIGHTS. The System was developed at private expense and with no government funds. If any Software or Documentation is acquired by or on behalf of a unit or agency of the U.S. Government, the Government agrees that such Software or Documentation is "commercial computer software" or "commercial computer software documentation" and that, absent a written agreement to the contrary, the Government's rights with respect to such Software or Documentation are limited by the terms of the this License Agreement, pursuant to FAR ss.12.212(a) and/or DFARS ss.227.7202-1(a), as applicable. The Software is proprietary data, all rights of which are reserved under the copyright laws of the United States.

6.  WARRANTY
(a) Licensor warrants solely to you that the System will function in accordance with Avid's published specifications for the period(s) set forth in the applicable warranty policy in effect at the time of purchase. This warranty does not apply to expendable components, such as, but not limited to, computer diskettes and tapes. Licensor does not warrant that your use of the System will be uninterrupted or error-free.

(b) If Licensor determines that the System, or the component parts thereof, for which you have requested warranty service are not eligible for warranty service, you will pay or reimburse Licensor for all reasonable costs of investigating and responding to such request at Licensor's then prevailing time and materials rates. If Licensor provides repair service or replacement parts that are not covered by the warranty provided in this Section, you will pay Licensor at Licensor's then prevailing time and materials rates.

(c) Licensor shall have no obligation to provide warranty or maintenance service in respect of claims resulting, in whole or in part, from (i) catastrophe, fault or negligence, (ii) improper or unauthorized use or repair of the System, (iii) use of any System in a manner for which it was not designed, (iv) causes external to the System such as, but not limited to, power failure or electric power surges, or (v) use of the System in combination with equipment or software not supplied or approved by Avid.

(d) Notwithstanding the above, no warranty shall apply to Hardware and Software which is designated as "limited release" or "pre-release" or otherwise as not being subject to warranty. All such Hardware and Software is provided "AS IS" AND WITH ALL FAULTS.

EXCEPT AS STATED ABOVE, LICENSOR (IF NOT AVID) AND AVID DISCLAIM ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE SYSTEM OR ANY COMPONENT PARTS THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.  SOFTWARE MAINTENANCE (Applicable only if Avid provides maintenance)
Software maintenance charges and options are specified in the Avid Maintenance Option/Price List effective from time to time and are subject to change by Avid on 30 days' notice. In the event you purchase Software maintenance, such maintenance shall be subject to the terms and conditions effective on the date of such purchase, and Avid shall provide the following, plus options, if any, which you purchase, effective immediately upon expiry of the applicable warranty period.

(a) You will receive one copy of maintenance releases to the Software and Documentation as they are generally made available at no additional charge to Avid customers which have purchased Avid software maintenance. Maintenance releases may contain minor functional enhancements and corrections.

(b) Avid will use reasonable efforts, including by means of a workaround or telephone hot-line support, to cause Software not covered by Avid's warranty to perform substantially in accordance with specifications after having been notified by you of non-performance.

(c) Avid will provide maintenance only on the then most current and one immediately prior version of the Software. Avid's obligation to provide maintenance shall be conditioned on your: using only Avid-approved products and maintaining the correct operating environment in accordance with requirements stipulated in the applicable System specifications; designating one of your employees at each site to be Avid's single service contact and allowing Avid reasonable access to the System and necessary data; promptly installing all changes and/or updates furnished by or on behalf of Avid; notifying Avid in writing prior to relocating the System to a permitted location other than the site at which the System is then-currently installed; and being current in all payments to Avid.

(d) In the event you request a field visit to perform maintenance or warranty services, you agree to pay Avid its then-current charges associated with field visits.

8.  LIMITATION OF LIABILITY
THE MAXIMUM LIABILITY OF LICENSOR AND/OR AVID (AND ITS LICENSORS) ARISING OUT OF THE SALE/LICENSE OF THE SYSTEM OR THE USE THEREOF OR THE PROVISION OF MAINTENANCE, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PAYMENTS RECEIVED BY IT.

9.  EXCLUSION OF DAMAGES
IN NO EVENT SHALL LICENSOR AND/OR AVID (AND ITS LICENSORS) BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, ECONOMIC OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA OR LOSS OF USE DAMAGES (INCLUDING WITHOUT LIMITATION "DOWNTIME") AND LOST PROFITS, ARISING HEREUNDER OR FROM THE SALE OF SYSTEM OR THE LICENSE OF THE SOFTWARE AND DOCUMENTATION OR THE USE OF ANY OF THEM OR THE PROVISION OF MAINTENANCE.

10. TERM
This license is effective until terminated. You may terminate the license at any time by returning the Software and all Documentation to Licensor and by removing the Software and all copies thereof from the memory of any computer into which the Software has been transferred. If you fail to perform any of your material obligations hereunder, Licensor will offer you 15 days' opportunity to cure such nonperformance. Upon expiry of such period without the nonperformance being cured, Licensor may by immediate written notice terminate this Agreement, including the license of the Software and the Documentation. Within seven days of Licensor's termination of this Agreement, you will return to Licensor the original and all copies of the Software and the Documentation. Any Software you are required to return hereunder includes circuit boards containing Avid proprietary software, firmware or other technology.

11. EXPORT
You agree that neither the Software nor any direct product thereof is being or will be shipped, transferred or reexported, directly or indirectly, into any country prohibited by the United States Export Administration Act and the regulations thereunder or will be used for any purposes prohibited by the Act.

12. GENERAL
(a) If Avid is not the Licensor under this Agreement, the parties agree that Avid is an intended third party beneficiary of this Agreement and may enforce the provisions hereof.

(b) This Agreement supersedes all prior agreements and understandings between the parties related to the subject matter herein and is intended by the parties to be the complete and exclusive statement of the terms of their Agreement. Any proposed variations from or additions to this Agreement contained in any purchase order or other communication which you submit to Licensor will be null and void unless agreed to in writing by an authorized representative of Licensor.

(c) The remedies contained herein are cumulative and in addition to any other remedies at law or equity. Licensor's failure to enforce, or waiver of a breach of, any provision hereof shall not constitute a waiver of any other breach of such provision. You acknowledge that a breach by you of Section 2 or 4 of this Agreement would constitute irreparable harm to Avid for which a remedy at law would be inadequate and therefore consent to being enjoined from any such breach without requiring Licensor or Avid to post a bond.

(d) Licensor shall not be considered in default in performance of its obligations hereunder if performance of such obligations is prevented or delayed by acts of God or government, war, riots, acts of civil disorder, labor disputes, failure or delay of transportation or telecommunications, or by vendors or subcontractors, or any other similar cause or causes beyond its reasonable control.

(e) The terms and conditions of this Agreement will be held as confidential by both parties hereto, provided, however, that Licensor and Avid may cite that you are a user of the System.

(f) The System is manufactured for standard commercial uses and are not intended to be sold or licensed for use in critical safety systems or nuclear facilities.

(g) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws rules that would cause the laws of any other jurisdiction to apply.

Copyright (C) 1998, Avid Technology, Inc. and its licensors. All rights reserved.